BNY MELLON ALCENTRA GLOBAL MULTI-STRATEGY CREDIT FUND, INC.

240 Greenwich Street
New York, New York 10286

August 21, 2019

VIA EDGAR

Securities and Exchange Commission
Division of Investment Management
100 F. Street, N.E.
Washington, D.C. 20549
Attention: Sally Samuel

Re:	BNY Mellon Alcentra Global Multi-Strategy Credit Fund, Inc. (the "Fund") Registration Statement on Form N-2 (File Nos. 333-223418; 811-23330)

Ladies and Gentlemen:

Pursuant to Rule 461 promulgated under the Securities Act of 1933, as amended, the Fund hereby requests acceleration of the effective date of the above-referenced Registration Statement to 12:00 p.m., Eastern time, on August 28, 2019, or as soon as possible thereafter on that date.

The acceleration request of BNY Mellon Securities Corporation, the Fund's principal underwriter, will be delivered to you by separate letter.

Very truly yours,

BNY MELLON ALCENTRA GLOBAL MULTI-STRATEGY CREDIT FUND, INC.

By:	/s/ Jeff Prusnofsky Name: Jeff Prusnofsky Title: Vice President

BNY MELLON SECURITIES CORPORATION

240 Greenwich Street
New York, New York 10286

August 21, 2019

VIA EDGAR

Securities and Exchange Commission
Division of Investment Management
100 F. Street, N.E.
Washington, D.C. 20549
Attention: Sally Samuel

Re:	BNY Mellon Alcentra Global Multi-Strategy Credit Fund, Inc. (the "Fund") Registration Statement on Form N-2 File Nos. 333-223418; 811-23330

Ladies and Gentlemen:

Pursuant to Rule 461 promulgated under the Securities Act of 1933, as amended, BNY Mellon Securities Corporation, as the Fund's principal underwriter, hereby joins the Fund in requesting the acceleration of the effective date of the above-referenced Registration Statement to 12:00 p.m., Eastern time, on August 28, 2019, or as soon as possible thereafter on that date.

Very truly yours,

BNY MELLON SECURITIES CORPORATION

By:	/s/ James Bitetto Name: James Bitetto Title: Assistant Secretary